EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-20227, 33-43794 and 33-88212 of Knape & Vogt Manufacturing Company on Form S-8 of our report dated August 10, 2005, appearing in this Annual Report on Form 10-K/A of Knape & Vogt Manufacturing Company for the year ended July 2, 2005.

/s/ Deloitte & Touche LLP
Grand Rapids, Michigan
October 28, 2005